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The following is a transcript of Casey’s General Stores, Inc.’s First Fiscal Quarter 2011 Earnings Conference Call:

Final Transcript
Thomson StreetEventsSM
Conference Call Transcript CASY - Q1 2011 Casey's General Stores Earnings Conference Call Event Date/Time: Sep 07, 2010 / 02:30PM GMT

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Final Transcript
Sep 07, 2010 / 02:30PM GMT, CASY - Q1 2011 Casey’s General Stores Earnings Conference Call

CORPORATE PARTICIPANTS

 Bill Walljasper
 Casey’s General Stores Inc. - CFO

CONFERENCE CALL PARTICIPANTS

 Irene Nattel
 RBC Capital Markets - Analyst

 Chuck Cerankosky
 Northcoast Research - Analyst

 Karen Short
 BMO Capital Markets - Analyst

 Ben Brownlow
 Morgan Keegan & Co., Inc. - Analyst

 Anthony Lebiedzinski
 Sidoti & Company - Analyst

 Kellie Bing
 BofA Merrill Lynch - Analyst

 PRESENTATION

 Operator

 Good day, ladies and gentlemen, and welcome to the Q1 2011 Casey’s General Stores earnings conference call. My name is Veronica, and I will be your coordinator for today. At this time all participants are in listen-only mode. We will be conducting a Q-and-A session towards the end of today’s conference. (Operator Instructions). As a reminder, this conference is being recorded for replay purposes.

I would now like to turn the presentation over to your host for today’s call, Mr. Bill Walljasper, Chief Financial Officer. Please proceed.

 Bill Walljasper - Casey’s General Stores Inc. - CFO

 Thanks, Veronica, and good morning. And thank you for joining us to discuss Casey’s results for the quarter ended July 31st. I’m Bill Walljasper, Chief Financial Officer. Bob Myers, President and Chief Executive Officer, is also here. I hope all of you have already seen the press release we issued today. If you haven’t, please let me know and I’ll make sure a copy is forwarded to you.

Before I begin, I will remind you that certain statements may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. As discussed in the press release and the 2010 annual report, such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from results expressed or implied by those statements. Casey’s disclaims any intention or obligation to update or otherwise revise forward-looking statements whether as a result of new information, future events, or otherwise.

Before we review the quarter results I want to briefly address our other announcements this morning. As you know, on September 1st, 2010, Couche-Tard revised its tender offer to acquire Casey’s for $38.50 per common share. Casey’s board clearly reviewed the revised offer and recommends that shareholders not tender into the offer as it substantially undervalues Casey’s and is not in the best interest of Casey’s, its shareholders and other constituents. Separately, Casey’s has received a preliminary proposal from a strategic third party regarding the consensual transaction at $40 per share in cash. The board reviewed the proposal and unanimously determined that it substantially under values Casey’s. While the board firmly believes that Casey’s value substantially exceeds $40 per share it has authorized discussions with the third party to explore whether a transaction can be reached that reflects Casey’s true value and is in the best interest of Casey’s, its shareholders and other constituencies. There can be no assurances that a transaction will be reached and the Company is under no legal obligation to provide an update on the discussions with the third party.

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Final Transcript
Sep 07, 2010 / 02:30PM GMT, CASY - Q1 2011 Casey’s General Stores Earnings Conference Call

We ask that you review the separate press release on these matters carefully. Additionally, all the relevant details around the board’s decision regarding the Couche-Tard offer are in the 14D-9 we filed this morning. We encourage you to call us directly if you have questions.

We are going to focus this regularly scheduled call for our first quarter fiscal 2011 financial performance and ask that participants keep questions today to that topic. I will now take a few moments to summarize the results of the quarter. Afterwards, we’ll open it up for questions about our results and outlook.

As most of you have seen, the company had a solid first quarter with basic earnings per share of $0.73 compared to our record quarter from a year ago of $0.87. These results include a $6.2 million charge related to the unsolicited opportunistic bid from Couche-Tard. Without these costs basic earnings would have been $0.81, in line with consensus estimates. We also benefited a year ago from a one-time tax benefit of $2.2 million. This tax benefit, combined with the higher LIFO charge, represents a little over $0.06 on earnings per share. This performance was anchored by a record gas margin and a greater number of stores contributing to earnings this quarter compared to last year.

I will now go over each category to give you a more complete overview of the quarter. In all three months of this quarter we experienced a gas margin significantly ahead of our annual goal of $0.135 per gallon. As a result, our average gas margin for the quarter was $0.164 per gallon. During the quarter the average retail price of gasoline increased to $2.61 per gallon compared to $2.35 a year ago. Despite a strong year ago, same-store gallons were up 1.5%. Total gallons sold were up 6.8% to 358.6 million gallons. Gross profit in this category was up 11.7% to $58.9 million. These numbers are indicative of a shift that we have seen in the pricing environment that we believe will continue. The gas margin environment in August continued to be above goal with strong same-store gallon movement. Given our significant gas volumes of approximately 350 million gallons per quarter, we are well positioned to benefit from the favorable trends in gasoline pricing.

Sales in the grocery and other merchandise category were impacted in the first quarter by customers trading down to less expensive items and adverse weather in parts of our marketing territory. Same-store sales increased 2% with an average margin of 32.8%. Margin was affected by a more competitive cigarette pricing environment, increased promotional activity in some beverage items, and a higher LIFO charge. The LIFO charge was approximately $1.6 million higher than a year ago. Total sales rose 6.7% to $317.2 million, while gross profit was up 2% to $104 million. We are pleased with the gains in each month of the quarter in the grocery and other merchandise category, especially due to the difficult comparisons from last year, adverse weather, and a challenging economy. Sales continued to improve in August.

The prepared food and fountain category continues to perform very well. Same-store sales in the prepared food category were up 2.4% with total sales up 7.6% to $102.4 million. Sales were affected by price-sensitive customers pulling back from higher priced products. In response to the spending pattern we have recently launched numerous promotional initiatives. The margin was ahead of goal but flat from a year ago coming in at 63.8%. We are pleased that we were able to achieve this in spite of rising commodity costs throughout the quarter. The weather also adversely impacted our stale factor, as traffic slowed at normally busy times during the day, resulting in product being thrown away.

Gross profit dollars in the quarter were up over 7.5% to $65.3 million. August sales continue to trend upward with the margin being affected by the previously mentioned commodity cost pressures. Operating expenses in the quarter were up 15.1% to $152.4 million. Excluding fees associated with the unsolicited hostile take-over bid from Couche-Tard, expenses would have been up 10.4%. The increase was driven by over a 19% increase in credit card fees and a greater number of higher volume stores this year compared to last year.

Our balance sheet continues to be strong. At the end of the quarter cash and cash equivalents were $198.1 million, up from $151.7 million at fiscal year end. And shareholders’ equity rose to $858.5 million, up over $34 million from the end of the fiscal year. As of July 31st, long-term debt, net of current maturities, was down $45 million to $109.9 million. At the end of the quarter our average long-term debt to average total capital ratio was about 19%. On a pro forma basis, after giving the effect of the recapitalization, the ratio will be approximately 65%.

As previously referenced, we also completed a successful recapitalization plan this quarter, buying back approximately 26% of Casey’s shares outstanding as of August 31st, 2010, for $38 per share. The recap was a significant step for Casey’s that has substantially increased the value of the Company. It created a more efficient and lower cost capital structure, one that will boost returns to equity holders for the remainder of fiscal year 2011 and for fiscal year 2012 and years to come. This plan enables us to drive earnings accretion, reward our shareholders, and maintain the financial flexibility to continue executing on strategic initiatives. Our post recapitalization debt levels are 2.5 times debt to EBITDA, among the lowest in the convenience store sector. We believe Casey’s shares are substantially undervalued at all prices in our $38 to $40 tender price range. Our long-term shareholders appear to agree with us. Their belief in Casey’s superior value creation potential is reflected in the fact that the majority of post recapitalization shares were not tendered into our self tender offer even at $40 per share.

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Final Transcript
Sep 07, 2010 / 02:30PM GMT, CASY - Q1 2011 Casey’s General Stores Earnings Conference Call

On the income statement, total revenue was up 14.7% to $1.4 billion, primarily due to an increase in gasoline prices from last year and a greater number of stores this year, as I mentioned previously. The effective tax rate came in at 37.3%. This was an increase from the first quarter last year due to the benefit of the $2.2 million tax credit last year that we mentioned previously. The number of basic shares outstanding in the quarter was 50,946,829. The diluted share count was 51,229,116. We generated $103.7 million of cash flow from operations, up from $74.5 million a year ago, and capital expenditures were $39.4 million. We expect capital expenditures to increase in the upcoming quarters as we anticipate closing on more acquisitions and accelerating construction activity. This quarter we acquired one store and opened one new store construction. We expect to be extremely active in acquisitions for the remainder of the year. We have signed commitments to acquire an additional 52 stores by the end of the calendar year. The acquisition pipeline is very robust. We are optimistic about our opportunities going forward. We also have 13 new stores and nine replacement stores under construction. We anticipate opening 20 to 25 new store constructions by the end of this fiscal year.

Given the progress that we have been able to make thus far in the fiscal year, we are ahead of schedule in meeting our 4% to 6% store growth for fiscal 2011. Our store count at the end of this quarter was 1,533. The board of directors recently declared a quarterly dividend of $0.135 a share, a 35% increase over our last quarterly dividend. The board is allocating the same aggregate dollars as last quarter even though our shares outstanding have been reduced by approximately 26% as a result of recapitalization. We’re pleased to be able to offer our shareholders the benefits of one of the highest dividend payout ratios in the convenience store industry along with the significant earnings per share accretion that has resulted from our recapitalization plan.

We will now take your questions. Again, please remember we will not be taking questions related to the offer by Couche-Tard or the third party proposal, including questions related to any future actions we may take with respect to either. I will now open up for questions.
 QUESTION AND ANSWER

 Operator

 (Operator Instructions). Your first question comes from the line of Irene Nattel from RBC Capital Markets.

 Irene Nattel - RBC Capital Markets - Analyst

 Thanks and good morning, gentlemen.

 Bill Walljasper - Casey’s General Stores Inc. - CFO

 How are you?

 Irene Nattel - RBC Capital Markets - Analyst

 Very well. How are you?

Bill Walljasper - Casey’s General Stores Inc. - CFO

 Fine, thank you.

  Irene Nattel - RBC Capital Markets - Analyst

 Excellent. Could you give us some more color on consumer purchasing patterns in the quarter, where you saw the greatest sensitivity both in the in-store merchandise and on the food service? And what categories in particular you may have seen some real weather-related declines and have you seen any improvements in those when you’ve had periods of more normal weather?

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Final Transcript
Sep 07, 2010 / 02:30PM GMT, CASY - Q1 2011 Casey’s General Stores Earnings Conference Call

Bill Walljasper - Casey’s General Stores Inc. - CFO

 Yes, I’ll try to address that by category, Irene. First of all, in the grocery and general merchandise category, there are a couple of areas really that continue to be impacted by what I will call more value oriented customers or price conscious customers. First of all, probably the largest would be the cigarette category. We are seeing, and have seen for some time, our consumers continue to gravitate from the premium brands of cigarettes down into the mid tier or lower tier cigarettes. They are continuing to gravitate over, as well, to the pack purchasing. Right now packs represent about 76% of the cigarette purchasing. To put it in comparison, from a year ago it was about 73%. That certainly is affecting the sales in that regard.

Also in the beverage category, primarily in the beer category, we are seeing people gravitate from the premium or super premium brands of beer over to the budget brands. So they’re going from, in the C-store sector, Bud Light would be a premium brand, and they’re gravitating over to Natural Light or Bush Light products. We’re also seeing customers what I’ll call trade over, as well. What they’re doing in that regard is buying more bulk packaging in the beer category. They perceive that more as a value as opposed to some of the smaller packaging. Albeit that will help on a same-store sale, it does impact the margin because the margins are simply different on those packaging.

When you gravitate over to the prepared food category and you break it down into what I will call sub categories, Irene, like the fountain category, which would include coffee, the bakery and the pizza lines, we are seeing certainly a pull-back in the higher priced items in the prepared food category like our whole pies and some of the sandwiches as people, as I mentioned, become a little bit more price conscious. That’s what we’ve been seeing over this quarter.

 Irene Nattel - RBC Capital Markets - Analyst

 You mentioned something, Bill, about stepping up promotional activity. Could you again provide a little bit more color on what you might be having planned out there right now?

 Bill Walljasper - Casey’s General Stores Inc. - CFO

 Absolutely. I’ll answer this by talking first about the grocery and general merchandise category. You might recall from the last conference call we did make some comments about some summertime promotions specifically in the beverage category. When I looked at the July same-store sales in the beverage category, those were up in the double digits. And that type of activity continues into August in the beverage category. So we saw the effect of the promotional activity in that specific item or items. So we recognize that people are looking for a little bit more value, so consequently starting September we have several promotional activities going on. Probably the most significant one in the prepared food category would be all single-topping pizzas at $10. Then we also brought in some combo meal specials as well for the month of September. We’ll rotate that to a different combo meal in October. We’ll have to make a decision at the end of September to continue the pizza promotion. But certainly people are looking for value and we certainly want to meet that customer demand.

 Irene Nattel - RBC Capital Markets - Analyst

 That’s great, thank you very much.

 Operator

 (Operator Instructions). And your next question comes from the line of Chuck Cerankosky from Northcoast Research. Please proceed.

 Chuck Cerankosky - Northcoast Research - Analyst

 Good morning, everyone. How do you guys perceive the customer mindset for price increases when you’re thinking about some of these commodity cost pressures, especially in prepared foods and grocery?

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Final Transcript
Sep 07, 2010 / 02:30PM GMT, CASY - Q1 2011 Casey’s General Stores Earnings Conference Call

 Bill Walljasper - Casey’s General Stores Inc. - CFO

 That’s a great question, Chuck. I think it will be a little bit more challenging with commodity costs going up, given the increase in price conscious from our consumer to take price increases. Now, you may recall we do pricing surveys on key products on a monthly basis. I get those on a monthly basis. So if we certainly see our competitors moving prices up in some key products, we certainly will have some pretty quick data to make the similar changes, but right now I wouldn’t look for us to make any price adjustments in that regard. At the end of the day we’re going to manage the area based on gross profit dollars, so we’re going to try to drive some volume in certain areas.

 Chuck Cerankosky - Northcoast Research - Analyst

 All right. And give us an update on cheese costs, please.

 Bill Walljasper - Casey’s General Stores Inc. - CFO

 Cheese costs, for the quarter, it was roughly flat. You might recall last year we were locked into our price of cheese with a forward buy in the first quarter and second quarter of last year, roughly about $1.68 a pound. The cheese cost Q1 over Q1 was roughly flat. In the current mind, we’re about $1.85 to $1.90. We’re currently buying on the spot market.

 Chuck Cerankosky - Northcoast Research - Analyst

 So right now it’s $1.85 to $1.90.

 Bill Walljasper - Casey’s General Stores Inc. - CFO

 Yes. Also, Chuck, along that same line, I mentioned the stale factor in my opening comments. The stale factor was up this quarter. It really had to do with adverse weather. Obviously we have an hourly production planner, and when certain weather patterns hit, we only have an hour shelf life for many of the products so consequently we’re throwing those products away. Obviously that would impact same-store sales. But from a margin perspective, the stale factor alone was a little bit over 50 basis points on that margin of 63.8%. The margin certainly was held back by some of those factors.

 Chuck Cerankosky - Northcoast Research - Analyst

 And also, in looking at the economy and trading down, besides beer and cigarette trading down, and you mentioned some of the higher priced prepared food items, are you seeing it in average basket size? Are people skipping items? What else are you picking up in that regard?

 Bill Walljasper - Casey’s General Stores Inc. - CFO

 Not so much on the total basket because retail prices have escalated over the period of time. But certainly some of the units in some areas, like in the prepared food category, have been off in those higher priced, and certainly that’s where we’re trying to drive some value to the customer. I wouldn’t say the dollar range is tremendously off. It’s more of a unit issue.

 Chuck Cerankosky - Northcoast Research - Analyst

 Thank you very much.

 Operator

 Your next question comes from the line of Karen Short from BMO Capital. Please proceed.

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Final Transcript
Sep 07, 2010 / 02:30PM GMT, CASY - Q1 2011 Casey’s General Stores Earnings Conference Call

 Karen Short - BMO Capital Markets - Analyst

 Hi. So, just looking at your margins for a second, both in prepared food and grocery, starting with prepared food, looking at your original goals on that margin is there some chance that you may end up having to come in a little below that, just given where cheese prices are trending right now, as well as getting more promotional? I was wondering if you could comment on that.

 Bill Walljasper - Casey’s General Stores Inc. - CFO

 I think it’s probably a little bit too premature for us to make an adjustment in the prepared food margin goal. Obviously we have three-quarters left of the fiscal year. We’re certainly tracking right now at least 70 basis points above our goal. Given the fact that the margin was impact by some adverse weather increased stale factor, we’re still optimistic that that 63.1% goal, even with commodity costs where they are, is very achievable.

 Karen Short - BMO Capital Markets - Analyst

 Okay. And then looking at the grocery, can you maybe just talk a little bit about what contributed to the LIFO? And then did you factor the order of magnitude in LIFO charge throughout the year?

 Bill Walljasper - Casey’s General Stores Inc. - CFO

 The LIFO is mainly due to cigarettes. The cigarette price cost increases there. Now, the LIFO charge itself roughly is going to be roughly 50 basis points on the margin within grocery and general merchandise category. That swings and flows. I wouldn’t necessarily expect to have higher LIFO charges going forward, but LIFO is something that we deal with, obviously, on a quarter in, quarter out basis. Now the promotional activities on the beverage category, as well as the increased competitive pricing on cigarettes were also drivers of that margin downward.

 Karen Short - BMO Capital Markets - Analyst

 Right. And what are you seeing from the vendor community in terms of getting additional support to help you drive units in some of the weaker categories, or just the category, grocery in general?

 Bill Walljasper - Casey’s General Stores Inc. - CFO

 With some of the promotional activities that we’ve concentrated on over the course of this summer, we’ve had some very good vendor involvement. They certainly would really like to be onboard with any type of promotional activity. Any time you have over 1500 points of sale and you offer vendors opportunities to drive their products, they’re usually pretty excited about that opportunity. So we’re also looking in the grocery and general merchandise to drive gross profit dollars. We’re also looking at promotional activity of some of the larger packaging items in the beer category. That will vary from area to area, depending on what the prevalent beer tastes are in those areas. We are going to leave that to the discretion of the district managers to choose the type of product there to really go forth and be aggressive on. So we’re out there. We’re trying to meet the customer demand like we always do, so that’s just a couple things that we’re trying to accomplish.

 Karen Short - BMO Capital Markets - Analyst

 Then just looking at your acquisition, maybe can you give a little color on what kind of multiples you are seeing in the acquisition environment, and then just give some additional color on the 52 stores?

 Bill Walljasper - Casey’s General Stores Inc. - CFO

 The multiples will always vary with the asset. If you look at the industry, 5 to 7, 7.5 times is probably a norm, but we pay above that, we pay below that. It’s really based on the asset. Obviously the better the asset, the higher the multiple that we find ourselves paying.

Now, with respect to these 52 stores that we mentioned, in aggregate these 52 stores, on a unit basis it’s about a 3.5% increase in units. But we certainly anticipate looking at the trailing volumes of these stores that the economic impact will be far greater than that 3.5%. Also along that line, I made a comment about a very robust acquisition pipeline. Certainly we believe that in the near future we have opportunities to report on more acquisitions. We are in the final stages of numerous acquisitions, as well, and hope to report on those in the very near future. So we’re encouraged by what we see. We’re certainly optimistic of meeting, if not exceeding, the high end of that 4% to 6% unit growth range.

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Final Transcript
Sep 07, 2010 / 02:30PM GMT, CASY - Q1 2011 Casey’s General Stores Earnings Conference Call

 Karen Short - BMO Capital Markets - Analyst

 Lastly, any update on the updates of the metrics of your new store prototype?

 Bill Walljasper - Casey’s General Stores Inc. - CFO

 I can give you a little bit of color on that. We don’t have a tremendous amount of data points, but when you look at, just from a revenue perspective, and look at the new store design relationship to some of the older stores that we have in our chain, you’re looking 25% to 30% gallon increases, prepared foods are up over 60% in revenue, grocery and general merchandise roughly about 10% up. So it’s certainly doing what we hope it will do. And as we get more and more of those stores up that certainly is going to help pull the margin up in the grocery and general merchandise category. Really, the margin inside the store, because you are talking about focusing on some high churning, high margin items, and certainly we’re accomplishing that. Even to drill down a little further, you look at the fountain and coffee, that’s 60% to 70% increases in revenue in those newer stores related to the older stores. I think it’s on track. And as we have more data points we’ll certainly report on more of that as we move forward.

 Karen Short - BMO Capital Markets - Analyst

 Thanks very much.

 Operator

 (Operator Instructions). And your next question comes from the line of Ben Brownlow from Morgan Keegan.

 Ben Brownlow - Morgan Keegan & Co., Inc. - Analyst

 Good morning. Just to follow up on one of the last questions, just the 52-store acquisition, geographically, source size, can you give some of those data points?

 Bill Walljasper - Casey’s General Stores Inc. - CFO

 Geographically, first of all, that 52 stores represents several different chains, and all of those would be inside our current United States marketing area.

 Ben Brownlow - Morgan Keegan & Co., Inc. - Analyst

 Okay. And the additional near-term acquisitions, are they similar size, in the same footprint?

 Bill Walljasper - Casey’s General Stores Inc. - CFO

 Yes. To answer your question, they would be in similar sizes of what we’ve been able to accomplish, small to mid-size chains. Obviously the onesy and twosy type acquisitions are going to be there, as well, and those will be incorporated into those numbers. Those other ones that we’re referring to that will be hopefully coming to fruition in the near future are also currently in our nine-state marketing area.

 Ben Brownlow - Morgan Keegan & Co., Inc. - Analyst

 How’s the Arkansas acquisition coming along?

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Final Transcript
Sep 07, 2010 / 02:30PM GMT, CASY - Q1 2011 Casey’s General Stores Earnings Conference Call

 Bill Walljasper - Casey’s General Stores Inc. - CFO

 It’s not an acquisition. They’re going to be new store construction.

 Ben Brownlow - Morgan Keegan & Co., Inc. - Analyst

 Expansion, excuse me.

 Bill Walljasper - Casey’s General Stores Inc. - CFO

 Obviously we’re going through the site plan process there, and hopefully we’ll have something further to report later in the year about those opening up. You’re talking about a half-dozen stores right now so it’s not a tremendous move, but certainly penetrating the new state, which we believe is going to bring about more opportunities.

 Ben Brownlow - Morgan Keegan & Co., Inc. - Analyst

 One last question from me. Looking at the planned promotions, can you talk about, relative to last year, that single topping at $10, how that compares to last year? And the trade-down is pretty dramatic, talking within the categories, and the trade-down you’re seeing just within the specific product brands that you discussed. Can you talk about what you think triggered, the pinpoint that triggered that, or do you think it could possibly be weather related?

 Bill Walljasper - Casey’s General Stores Inc. - CFO

 There’s a lot of questions there. I will try to answer all of those. If I don’t get them answered, please circle back with me. But as far as last year, if you are comparing the promotional activity that we have going on this year compared to last year, honestly, Ben, I’d have to look at what the promotion was in September of last year. I don’t know that right now. But it certainly was not a $10 large single topping pizza.

Now what triggered the sensitivity or extra sensitivity, I think it’s really more of a continued prolonged economic downturn, and customers were certainly hopeful. Consumers would be hopeful that it was turning around, and perhaps it hasn’t turned around to what they believe it might have been or hoped that it had been. So now you’re just continuing to see that trade-down issue that we talked about in prior conference calls with cigarettes and beer primarily, gravitating over to the prepared food category, and certainly some of the higher priced products are being shied away from. So when you say weather, certainly some of the same-store sales softness in the prepared food category definitely has to do with weather. As I alluded to, many of the production that we produce have an hour shelf life, and obviously we have an hourly production planner, and if we’re experiencing adverse weather at a time where we normally have busy traffic, we’re missing out on sales, obviously, for that period of time. But we’re also going to have to throw product away, which will impact your margins. So definitely weather was playing a factor there. Hope that answers your question.

 Ben Brownlow - Morgan Keegan & Co., Inc. - Analyst

 You did. Thank you very much.

 Operator

 Your next question comes from the line of Anthony Lebiedzinski from Sidoti & Company. Please proceed.

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Final Transcript
Sep 07, 2010 / 02:30PM GMT, CASY - Q1 2011 Casey’s General Stores Earnings Conference Call

 Anthony Lebiedzinski - Sidoti & Company - Analyst

 Good morning. My first question is on the grocery category. Both your same-store sales for the quarter and margin were below your annual goal. Looking at the balance of the year, is this a realistic goal, or could you comment as to what you are also seeing here lately? I think you gave a comment about the prepared food margin being under pressure in August. What are you seeing so far this quarter within the grocery category?

 Bill Walljasper - Casey’s General Stores Inc. - CFO

 I’ll try to answer that question as clear as possible for all the investors. When you look at the goals we’ve laid out at the beginning of the fiscal year -- we’ll take each category. First of all, we’ll start with gasoline. Gasoline, certainly we are trending significantly above our goals, both on a same-store gallon movement as well as the margin. I think it’s safe to say that we are optimistic of meeting or exceeding those goals. We’re seeing a strong gas margin environment continue into August, and same-store gallon movement continues to trend up, has trended up every month so far this fiscal year. And certainly it’s a very, very solid same-store gallon movement in August. So we’re excited about what we see in that particular category, and don’t see that really trending the other direction.

So moving on into the grocery and other merchandise category, which is more specific to your question, when you look at the margin, first of all, at 32.8%, certainly that’s below our goal. Obviously we’ve talked about already the factors that contributed to that. Don’t necessarily anticipate those will continue, but certainly to get back to our goal of 33.9%, it will become a little bit more challenging. But I would say this, Anthony. We don’t necessarily, from a management perspective, get so worked and focused on a margin and/or a same-store sale. It’s really at the end of the day we’re trying to drive gross profit dollars. So we’re taking initiatives that we believe will in the end game drive gross profit dollars. That’s referring back to some of those promotional activities that we have talked about in the grocery and general merchandise category with beverages as well as the beer category.

Same-store sales, certainly weather also would affect same-store sales movement. The trade-down issue will continue. But again, we’re taking some of those promotional activities in the category, and we’re hopeful that that will drive an increase in same-store sales in grocery and general merchandise. I did make a comment in that regard that we are seeing a stronger upward movement in same-store sales within the grocery and general merchandise category as well as the prepared food category. We haven’t announced -- we are going to try to get the same-store sales out by the end of the week so be looking for that, as well.

In the prepared food category, I see no reason that we can’t hit our margin of 63.1% given the initiatives we have going on. Keep in mind, as these new stores come online, these are a little bit higher margin stores because the focus obviously is in the coffee fountain area with an expanded coffee bar, as well as the made to order sub sandwich program, both with very high margins. So that will help lift the overall margin up. Same-store sales I mentioned, it’s progressing very nicely, so I think some of this promotional activity, we’re encouraged by. Hope that answers your question.

 Anthony Lebiedzinski - Sidoti & Company - Analyst

 Sure. And how many stores do you have in the new store design, and what is your plan for this year?

 Bill Walljasper - Casey’s General Stores Inc. - CFO

 I may have touched on this a little bit. We’re optimistic that somewhere in that 20 to 25 stores for the new store construction will be able to be accomplished this fiscal year. That’s total. 20 replacements also will be on the docket. And then initially coming into the year, we’re looking to do 20 major remodels that will incorporate the aspects of the new store design. In other words, the expanded coolers and the expanded prepared food offering. That remodel, if we see some metrics towards the tail end of the year that give us confidence, that’s one that can be accelerated very quickly.

 Anthony Lebiedzinski - Sidoti & Company - Analyst

 Okay. And how many stores do you have actually? I realize this is what your plan is for the year in terms of the replacements or remodels, but at the beginning of the fiscal year how many stores do you have in this new store design?

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Final Transcript
Sep 07, 2010 / 02:30PM GMT, CASY - Q1 2011 Casey’s General Stores Earnings Conference Call

 Bill Walljasper - Casey’s General Stores Inc. - CFO

 With these new concepts? About 132 roughly with the new concept of prepared foods and expanded coolers.

 Anthony Lebiedzinski - Sidoti & Company - Analyst

 Got it, good. And in terms of the 52 stores that you have signed commitments for, are these mostly one or two-store operators, or are there any deals that you are seeing multi-store operators?

 Bill Walljasper - Casey’s General Stores Inc. - CFO

 There are several mid-size chains in amongst that 52 aggregate store count.

 Anthony Lebiedzinski - Sidoti & Company - Analyst

 That’s helpful, thank you.

 Operator

 You have a follow-up question coming from the line of Chuck Cerankosky from Northcoast Research. Please proceed.

 Chuck Cerankosky - Northcoast Research - Analyst

 Bill, I’ve got a follow-up on these 52 stores. How many transactions are involved there? And of the 52 stores, how many already have kitchens or some kind of meaningful prepared foods in them?

 Bill Walljasper - Casey’s General Stores Inc. - CFO

 There are four transactions within that 52 stores. And as far as the kitchen, it’s kind of a mixed bag. Some would have some kitchens and some would not. I would say that none of the stores that we’re looking at would have a prepared food operation similar to what we have. That will obviously be one of the initiatives to look to rebrand, and then infuse our prepared food opportunities there.

 Chuck Cerankosky - Northcoast Research - Analyst

 Could you put a number on the aggregate cost of acquiring the 52 units, and then what additional capex in aggregate they will need?

 Bill Walljasper - Casey’s General Stores Inc. - CFO

 At this point, I wouldn’t give an aggregate dollar number for the stores. And as far as capex, I would probably answer that to say roughly the average capex to rebrand and put a kitchen in is somewhere around that $375,000 to $400,000 range. But I would say that, as you recall, that our average store acquisition costs about $1.6 million all in, including capex.

 Chuck Cerankosky - Northcoast Research - Analyst

 Would you say then that on a per-store basis, including the capex required for the kitchens, would be less than that $1.6 million?

 Bill Walljasper - Casey’s General Stores Inc. - CFO

 I would say that these would be in line with that.

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Final Transcript
Sep 07, 2010 / 02:30PM GMT, CASY - Q1 2011 Casey’s General Stores Earnings Conference Call

 Chuck Cerankosky - Northcoast Research - Analyst

 All right. Thank you.

 Operator

 Your next question comes from the line of Robbie Ohms of Bank of America Merrill Lynch.

 Kellie Bing - BofA Merrill Lynch - Analyst

 This is [Kellie Bing] in for Robby. I was wondering if you could give us a little color on your optimism in terms of the acquisition front. What is really driving that? Is that more on the multiple side or the quality of what you are finding out there? And when you mentioned the potential for some more near-term announcements what are you talking there? Is that anything substantial? Could that be bigger than the announcement today of the 52 stores?

 Bill Walljasper - Casey’s General Stores Inc. - CFO

 Let me try to answer all of those there. To give you perspective of what we believe is driving some of the acquisition activity, I’ll probably go back about eight months ago. Even probably a little bit longer. That’s when we actually quadrupled the number of outside realtors that are working on our behalf to find not only new store sites but also acquisitions. So some of this would be a function of that. We certainly are gearing up that area to look for an increase in store growth, either by acquisition or new store construction, so I think that’s part of that.

Secondly, I believe that when you look at that convenience store industry, the pressures in the industry certainly have continued over the last several years. Some of the pressures would be increased minimum wages, increased credit card fees, increased pressure on working capital, especially for some of the smaller operators. All of those rolled up certainly would have to be evaluated by operators in our marketing area. And they certainly, at least at this point, are looking to be a little bit more willing to discuss opportunities of selling their business. So we see that as a positive trend moving forward.

With respect to the other deals that we alluded to, probably the best could I say at this point, Kelly, would be that we are very optimistic about opportunities within the pipeline, both from a new store construction, as well as acquisition. We are certainly in some of the final stages of some of these acquisitions, and we just hope we can report on those in the near term. I would have to leave it right at that.

 Kellie Bing - BofA Merrill Lynch - Analyst

 Great. Just one more. As you think about catalysts to get the comps closer to your annual goals, is that going to be driven more by the year-over-year comparisons, or the promotional activity that you are working on?

 Bill Walljasper - Casey’s General Stores Inc. - CFO

 It’s going to be a combination of both of those, and Kelly I’m glad you pointed that out. That is a tail wind, as you noticed, as we move forward past August. Same-store sales throughout all categories in our business will be a little bit more favorable to compare against. We knew that coming into the fiscal year, that the first quarter would be the most challenging from a comparable perspective, and then in the back half of the year it would be certainly easier. So that certainly gives us cause for some optimism.

 Kellie Bing - BofA Merrill Lynch - Analyst

 Thank you.

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Final Transcript
Sep 07, 2010 / 02:30PM GMT, CASY - Q1 2011 Casey’s General Stores Earnings Conference Call

 Operator

 Ladies and gentlemen, this concludes the question-and-answer session. I will now hand the call back to Mr. Bill Walljasper for closing remarks.

 Bill Walljasper - Casey’s General Stores Inc. - CFO

 I’d just like to thank everybody for joining us. If we did not get your questions answered, please feel free to contact us, and we’ll certainly do our best to answers those questions. As I mentioned in the conference call, we’ll be looking to put out our same-store sales for August by the end of this week. Thanks again for joining us, and have a good week.

 Operator

 Thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect. Have a great day.

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Important Information
In response to the tender offer commenced by Alimentation Couche-Tard Inc. (“Couche-Tard”) referred to in this communication, Casey’s General Stores, Inc. (“Casey’s”) has filed a solicitation/recommendation statement with the Securities and Exchange Commission (the “SEC”).  Investors and security holders are urged to read the solicitation/recommendation statement with respect to the tender offer and, when they become available, any other relevant documents filed with the SEC, because they contain important information.  Investors and security holders may obtain a free copy of the solicitation/recommendation statement with respect to the tender offer and other documents (when available) that Casey’s files with the SEC at the SEC’s website at www.sec.gov and Casey’s website at www.caseys.com. In addition, the solicitation/recommendation statement with respect to the tender offer and other documents (when available) filed by Casey’s with the SEC may be obtained from Casey’s free of charge by directing a request to Casey’s General Stores, Inc., Attn: Investor Relations, Casey’s General Stores, Inc., One Convenience Blvd., P.O. Box 3001, Ankeny, Iowa 50021-8045.

Casey’s has filed with the SEC and mailed to its shareholders a definitive proxy statement and white proxy card in connection with its 2010 Annual Meeting of Shareholders. Investors and security holders are urged to read the definitive proxy statement and, when they become available, any other relevant documents filed with the SEC, because they contain important information. Investors and security holders may obtain a free copy of the definitive proxy statement and, when available, other documents that Casey’s files with the SEC at the SEC’s website at www.sec.gov and Casey’s website at www.caseys.com. In addition, the definitive proxy statement and, when available, other documents filed by Casey’s with the SEC may be obtained from Casey’s free of charge by directing a request to Casey’s General Stores, Inc., Attn: Investor Relations, Casey’s General Stores, Inc., One Convenience Blvd., P.O. Box 3001, Ankeny, Iowa 50021-8045.

Certain Information Concerning Participants
Casey’s, its directors and executive officers may be deemed to be participants in the solicitation of Casey’s security holders in connection with its 2010 Annual Meeting of Shareholders. Security holders may obtain information regarding the names, affiliations and interests of such individuals in Casey’s Annual Report on Form 10-K for the year ended April 30, 2010, which was filed with the SEC on June 29, 2010, and its definitive proxy statement for the 2010 Annual Meeting of Shareholders, which was filed with the SEC on August 12, 2010. To the extent holdings of Casey’s securities have changed since the amounts printed in the definitive proxy statement for the 2010 Annual Meeting of Shareholders, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. These documents (when available) may be obtained free of charge from the SEC’s website at www.sec.gov and Casey’s website at www.caseys.com.

Forward-Looking Statements
This communication contains various “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements represent our expectations or beliefs concerning future events that may not prove to be accurate.  The words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project” and similar expressions are used to identify forward-looking statements.  We caution you that these statements are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements, including the risk that our cash balances and cash generated from operations and financing activities will not be sufficient for our future liquidity and capital resource needs, competition in the industry in which we operate, changes in the price or supply of gasoline, tax increases or other changes in the price of or demand for tobacco products, potential liabilities and expenditures related to compliance with environmental and other laws and regulations, the seasonality of demand patterns, weather conditions, future actions by Couche-Tard in connection with its unsolicited tender offer to acquire Casey’s, the risk that disruptions or uncertainty from Couche-Tard’s unsolicited tender offer will divert management’s time and harm Casey’s relationships with our customers, employees and suppliers; the increased indebtedness that the Company has incurred to purchase shares of our common stock in our self tender offer; the price at which we purchased shares of our common stock in our self tender offer and the number of shares purchased in such offer; the price and time at which we may make any additional repurchases of our common stock following completion of our self tender offer as well as the number of shares acquired in such repurchases and the terms, timing, cost and interest rate on any indebtedness incurred to fund such repurchases; and the other risks and uncertainties included from time to time in our filings with the SEC.  Further, there can be no assurance that a transaction with the strategic third party referred to in this communication will be reached on terms that the Casey’s Board of Directors (the “Board”) will determine are in the best interests of Casey’s, its shareholders and its other constituencies.  Moreover, even if the Board were to approve a transaction with such third party, there can be no assurance that the approved transaction will be consummated.  We further caution you that other factors we have not identified may in the future prove to be important in affecting our business and results of operations.  We ask you not to place undue reliance on any forward-looking statements because they speak only of our views as of the statement dates.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.